Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of eBay Inc. of our report dated May 28, 2024, with respect to the consolidated financial statements of Adevinta ASA as of and for the years ended December 31, 2023 and 2021 appearing in eBay Inc.’s Annual Report on Form 10-K/A filed on May 30, 2025 with the Securities and Exchange Commission.

/s/ Ernst & Young AS
Oslo, Norway
July 31, 2025